UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2009

MEDIA SCIENCES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16053	87-0475073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Allerman Road, Oakland, New Jersey 07436

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (201) 677-9311

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.313e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On November 20, 2009, we entered into an agreement extending, until January 31, 2015, the lease for our executive offices in Oakland, New Jersey, which was to expire on January 31, 2010. We presently pay annual rental of approximately $300,000 for the facilities. Under the extension, the annual rental is to be $250,410.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 20, 2009, we awarded restricted stock grants to our executive officers and directors, as follows:

•	Michael W. Levin, Chief Executive Officer and President, 75,000 shares;
•	Kevan D. Bloomgren, Chief Financial Officer, 50,000 shares;
•	Robert M. Ward, Chief Operating Officer, 50,000 shares;
•	Vincent G. Kelly, Vice President of Sales, 50,000 shares;
•	Denise Hawkins, Vice President and Secretary, 25,000 shares;
•	Henry Royer, Director, 36,000 shares;
•	Dennis Ridgeway, Director, 36,000 shares;
•	Edwin Ruzinsky, Director, 36,000 shares;
•	Paul Baker, Director, 36,000 shares; and
•	Willem van Rijn, Director (Chairman), 108,000 shares.

The restricted stock grants are subject to vesting in equal installments, over a two year period in the case of directors and over a three year period in the case of officers, other than Mr. Kelly, on the applicable anniversaries of the grant date. The stock grant to Mr. Kelly is subject to vesting following our next three fiscal year ends upon the achievement of certain fiscal year end performance-based targets.

On November 20, 2009, the Board's Compensation Committee approved an amendment, which will be effective January 1, 2010, to Mr. Levin's employment agreement.

The amended and restated employment agreement (the “2010 agreement”) supersedes Mr. Levin's employment agreement that was effective as of January 1, 2009. The 2010 agreement provides for Mr. Levin to serve as Chief Executive Officer and President until December 31, 2012. Under the 2010 agreement, Mr. Levin’s base annual salary remains at $250,000, and provides that the Board of Directors may provide for a greater annual salary, and that Mr. Levin may be entitled to an annual performance bonus or other bonus as the Board of Directors may determine. The 2010 agreement also provides for certain benefits, including the following:

•	death benefits of $100,000;
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a fifteen-year term life insurance policy for $3,000,000, subject to reasonable insurability, during the term of employment and for one year thereafter, for which he has the right to maintain at his own expense thereafter;

•	the use of an automobile, the costs of which, including maintenance, repairs, and insurance, are paid for by us;
•	reimbursement for reasonable travel and other business related expenses;
•	six weeks vacation;
•	health care benefits under our medical, dental and vision insurance, and continued coverage for a twelve month period following termination; and
•	participation in any employee plan, including 401(k) and stock plans, perquisite and other benefits made available to company employees or management in general.

Mr. Levin has the right to terminate his employment if we undergo a “change in control” within the meaning of Treasury Regulations Section 1.409A-3(i)(5). If Mr. Levin elects to terminate his employment upon a change in control, he is entitled to an immediate lump sum payment of 200% of his “base amount”, as defined in §280G(3) of the Internal Revenue Code.

In the event of early termination for reasons of disability, “good reason” involuntary termination, or certain circumstances of without cause termination, subject to the terms of the agreement, Mr. Levin is entitled to severance, payable in a lump sum within two weeks of termination, of 200% of his “base amount”, as defined in §280G(3) of the Internal Revenue Code. Payment under the severance provision is in lieu of payment under the change in control provision.

The 2010 agreement contains provisions relating to termination for cause, delay of payments to conform to applicable law, and indemnification on an after-tax basis for excise taxes. The agreement is for personal services, and the rights and obligations thereunder are not assignable except in accordance with the terms of the agreement.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibit
10.1	Lease Extension Rider
10.2	Form of Employment Agreement with Michael Levin

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIA SCIENCES INTERNATIONAL, INC.

Date: November 24, 2009	By: /s/ Kevan D. Bloomgren
Kevan D. Bloomgren
Chief Financial Officer

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